UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MercadoLibre, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arias 3751, 7th Floor
Buenos Aires, Argentina C1430CRG

April 30, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of MercadoLibre, Inc., which will be held at 12:00 p.m., Eastern Time, on Friday, June 15, 2018. We are pleased to note that this year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend the 2018 Annual Meeting, vote, and submit your questions during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/MELI2018.

We are pleased to use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this electronic process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On or about April 30, 2018, we first mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our 2018 Proxy Statement and 2017 Annual Report and how to vote. The notice also included instructions on how to receive a paper copy of our proxy materials, including the proxy statement, proxy card and 2017 Annual Report.

Thank you and we look forward to your attendance at the 2018 Annual Meeting of Stockholders or receiving your proxy vote. On behalf of the board of directors, I would like to express our appreciation for your continued interest in MercadoLibre.

Sincerely yours,

/s/ Marcos Galperin

Marcos Galperin
Chairman of the Board, President and Chief Executive Officer

Arias 3751, 7th Floor
Buenos Aires, Argentina C1430CRG

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2018

To Our Stockholders:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of MercadoLibre, Inc. (the “2018 Annual Meeting”) will be held at 12:00 p.m., Eastern Time, on June 15, 2018. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MELI2018, where stockholders will be able to listen to the meeting live, submit questions and vote online. The meeting is called for the following purposes:

1.
To elect the three Class II directors nominated and recommended by our board of directors, each to serve until the 2021 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2017;

3.	To ratify the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on April 19, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the 2018 Annual Meeting. Only stockholders of record as of the close of business on April 19, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting and at any adjournment or postponement thereof. We ask that as promptly as possible you vote via the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Whether or not you plan to attend the meeting, please read our 2018 Proxy Statement for important information on each of the proposals, and our practices in the areas of corporate governance and executive compensation. Our 2017 Annual Report to Stockholders contains information about MercadoLibre and our financial performance. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone saves us money by reducing postage and proxy tabulation costs. Please provide your voting instructions by the Internet, telephone, or by returning a proxy card or voting instruction card.

By order of the board of directors,

/s/ Jacobo Cohen Imach

Buenos Aires, Argentina	Jacobo Cohen Imach
April 30, 2018	Sr. Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting. The Notice of Meeting and Proxy Statement for the 2018 Annual Meeting and our 2017 Annual Report to Stockholders are available electronically at www.proxyvote.com.

MercadoLibre, Inc.
Arias 3751, 7th Floor
Buenos Aires, Argentina C1430CRG

PROXY STATEMENT

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 30, 2018, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery of the proxy statement) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Annual Report”). The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE 2018 ANNUAL MEETING

Listening on the Internet

●	Live webcast available at www.virtualshareholdermeeting.com/MELI2018

●	Webcast starts at 12:00 p.m., Eastern Time

●	Replay available until June 15, 2019

QUESTIONS

For questions regarding:	You may contact:

2018 Annual Meeting	MercadoLibre Investor Relations by going to
http://investor.mercadolibre.com/contactus.cfm and submitting your question or request

Voting Stock Ownership	Computershare P.O. Box 43078, Providence, RI 02940, USA

	Telephone:	1-888-313-1478 (U.S. investors)
1-781-575-3100 (Non-U.S. investors)
Web: www.computershare.com/investor

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2018 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
Our board of directors is providing these proxy materials to you in connection with our board’s solicitation of proxies for use at our 2018 Annual Meeting which will take place on June 15, 2018. Stockholders are invited to attend the 2018 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the 2018 Annual Meeting, the voting process, the compensation of our directors and our named executive officers, and certain other required information.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2017 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2017, to our stockholders by providing access to these documents on the Internet instead of mailing printed copies. On or about April 30, 2018, we first mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2017 Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet, by telephone or by mail. You will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, including a copy of our 2017 Annual Report, you should follow the instructions in the notice for requesting these materials.

Q:	How do I get electronic access to the proxy materials?

A:	The Notice of Internet Availability will provide you with instructions regarding how to:

●	view our proxy materials for the 2018 Annual Meeting on the Internet; and

●	instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Q:	What proposals will be voted on at the 2018 Annual Meeting?

A:	There are three proposals scheduled for a vote at the 2018 Annual Meeting:

●
the election of the three Class II directors nominated and recommended by our board, each to serve until the 2021 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

●	the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017; and

●	the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q:	What are our board’s voting recommendations?

A:	Our board recommends that you vote your shares:

●	“FOR” the election of the three Class II directors nominated and recommended by our board;

●	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017; and

●	“FOR” the ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for 2018.

Q:	How many shares are entitled to vote?

A:
Each share of our common stock outstanding as of the close of business on April 19, 2018, the record date, is entitled to one vote at the 2018 Annual Meeting. At the close of business on April 19, 2018, 44,157,364 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date and each share of common stock held by you on the record date represents one vote. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of MercadoLibre hold their shares beneficially through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

Shares held of record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. Each stockholder of record is entitled to vote by proxy as described in the Notice of Internet Availability and below.

Shares held in brokerage account or by a bank

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account.

Q:	Can I attend the 2018 Annual Meeting?

A:
You are invited to participate in the 2018 Annual Meeting if you are a stockholder of record or a beneficial owner at the close of business on April 19, 2018. Any stockholder can attend the 2018 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MELI2018. We encourage you to access the Annual Meeting online prior to its start time. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://investor.mercadolibre.com.

Q:	How can I vote my shares?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote as follows:

●
If you are a stockholder of record, you may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. You may also attend the Annual Meeting at 12:00 p.m., Eastern Time, on June 15, 2018 via the Internet at www.virtualshareholdermeeting.com/MELI2018 and vote during the Annual Meeting using the control number we have provided to you.

●
If you hold shares beneficially in street name, you may also vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

Q:	Can I change my vote or revoke my proxy?

A:
If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the 2018 Annual Meeting. Proxies may be revoked by any of the following actions:

●	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG);

●	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); or

●	attending the 2018 Annual Meeting online and voting via the Internet using the control number we have provided to you (attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held through a brokerage account or by a bank or other nominee, you may change your vote by:

●	submitting new voting instructions to your broker, bank, or nominee following the instructions they provided; or

●	if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by attending the 2018 Annual Meeting and voting in person.

Q:	How are votes counted?

A
Election of three Class II Directors. In the election of three Class II directors, you may vote “for” any or all of the nominees for Class II directors or you may “withhold” your vote with respect to any or all of the nominees for Class II director. Only votes “for” will be counted in determining whether a plurality has been cast in favor of a nominee for Class II director.

Advisory Vote to Approve our Named Executive Officers’ Compensation for 2017. In the approval, on an advisory basis, of the compensation of our named executive officers for fiscal year 2017, you may vote “for,” “against” or “abstain.” If you elect to abstain from voting, the abstention will have the same effect as a vote against this proposal.

Ratification of Appointment of Independent Auditor. In the proposal to ratify the appointment of our independent registered public accounting firm for 2018, you may vote “for,” “against” or “abstain.” If you abstain from voting, it will have the same effect as a vote against this proposal.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.

If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted “FOR” the election of the three Class II directors nominated and recommended by our board and named in this proxy statement, “FOR” approval of our executive compensation, “FOR” the ratification of the approval of our independent auditors, and at the discretion of the proxies in any other matters properly brought before the 2018 Annual Meeting.

If you are a beneficial holder and do not return a voting instruction card, your broker is only authorized to vote on the ratification of the approval of our independent auditors. See “What are broker non-votes and what effect do they have on the proposals?”

Q:	Who will count the votes?

A:	A representative of Broadridge will tabulate the votes at the 2018 Annual Meeting and act as the inspector of elections.

Q:	What is the quorum requirement for the 2018 Annual Meeting?

A:
The quorum requirement for holding the 2018 Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the 2018 Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A
Election of three Class II Directors. The Class II directors will be elected by a plurality of the votes of the shares present in person or by means of remote communication or represented by proxy and entitled to vote on the matter, meaning that the three Class II director nominees receiving the highest number of “FOR” votes will be elected.

Advisory Vote to Approve our Named Executive Officers’ Executive Compensation for 2017. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve our named executive officers’ compensation for fiscal year 2017. This vote is advisory and will not be binding on the company, the board of directors or the compensation committee.

Ratification of Appointment of Independent Auditor. The vote of a majority of the shares present in person or represented by proxy is required to ratify the appointment of our independent registered public accounting firm for 2018.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote those shares. A broker, bank or other nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, but is not entitled to vote shares held for a beneficial owner on any non-routine matter without instruction from the beneficial owner. The ratification of the appointment of our independent registered public accounting firm is considered to be a routine matter for which brokers, banks or other nominees holding shares in street name may exercise discretionary voting power in the absence of voting instructions from the beneficial owner. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Unlike the proposal to ratify the appointment of our independent auditors, the election of directors and the advisory vote on our named executive officers’ compensation for fiscal year 2017 are each considered a “non-routine” matter. As a result, brokers, banks or other nominees holding shares in street name that have not received voting instructions from their clients cannot vote on their clients’ behalf on these proposals. Therefore, it is very important that you provide your broker, bank or other nominee who is holding your shares in street name with voting instructions with respect to these proposals in one of the manners set forth in this proxy statement. Under Delaware law, broker non-votes that arise in connection with the election of directors or the advisory vote on our named executive officers’ compensation for fiscal year 2017 will have no effect on these proposals.

Q:	Where can I find the voting results of the 2018 Annual Meeting?

A:
We will announce final voting results in a current report on Form 8-K that will be filed with the SEC within four business days after the 2018 Annual Meeting and that will also be available on our investor relations website at http://investor.mercadolibre.com.

Q:	Who will bear the cost of soliciting votes for the 2018 Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL ONE:
ELECTION OF THREE CLASS II DIRECTORS

Our certificate of incorporation provides for our board to be divided into three classes, with each class having a three-year term. In accordance with our certificate of incorporation and bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by our board. Our board currently consists of nine members. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Susan Segal Mario Eduardo Vázquez Alejandro Nicolás Aguzin	2020 Annual Meeting

Class II	Nicolás Galperin Meyer Malka Javier Olivan	2018 Annual Meeting

Class III	Emiliano Calemzuk Marcos Galperin Roberto Balls Sallouti	2019 Annual Meeting

A director elected to fill a vacancy (including a vacancy created by an increase in the size of our board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. As discussed in greater detail below in “Information on our Board of Directors—Director Independence and Family Relationships,” our board has determined that seven of the nine current members of our board are independent directors within the meaning of the listing standards of The NASDAQ Global Market (the “NASDAQ”) and our corporate governance guidelines.

The terms of our three Class II directors are set to expire at the 2018 Annual Meeting. The nominating and corporate governance committee recommended, and our board nominated, each of Nicolás Galperin, Meyer Malka and Javier Olivan as nominees for re-election as Class II directors of our Company at the 2018 Annual Meeting. If elected at the 2018 Annual Meeting, each of the Class II director nominees will serve until our 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election and named above has agreed to serve if elected.

Set forth below is biographical information for the nominees, as well as the key attributes, experience and skills that the board believes each nominee brings to the board.

Nominees for Election as Class II Directors

Class II Directors

Nicolás Galperin, 49, joined our board in 1999. Mr. Galperin is the principal of Onslow Capital Management Limited, an investment management company based in London, which he founded in 2006. Mr. Galperin worked at Morgan Stanley & Co. Incorporated, an investment bank, from 1994 to 2006, and his last position was managing director and head of trading and risk management for the London emerging markets trading desk. In his career at Morgan Stanley, Mr. Galperin also acted as a trader of high-yield bonds, emerging market bonds and derivatives in New York and London. Mr. Galperin graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Marcos Galperin, our chairman, president, chief executive officer and Class III Director nominee.

Key Attributes, Experience and Skills:

Mr. Galperin’s career in investment banking and investment management, including serving in various leadership roles at Morgan Stanley and Onslow Capital Management, provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. His particular focus on emerging capital markets and his leadership in risk management contribute key skills to our board. Based in London, Mr. Galperin brings experience with both Latin American and European businesses. In addition to this global business perspective, Mr. Galperin’s extensive experience in banking and investments includes an understanding of financial statements, corporate finance, accounting and capital markets.

Meyer “Micky” Malka Rais, 43, joined our board in March 2013 and has served as chairman of the compensation committee and as a member of the audit committee since then. Mr. Malka is the managing partner at Ribbit Capital LP, a venture capital fund focused on investing in innovative companies in the financial services sector, a position he has held since May 2012. Mr. Malka has more than twenty years of experience building and investing in technology and financial services across three continents. Mr. Malka was the co-founder and chairman of Lemon, Inc., an online financial service enabling individuals to access a virtual wallet online, until it was purchased by LifeLock (NYSE: LOCK) in December 2013. He also served on the boards of Wonga Group Limited, a private company offering loans that emphasize transparency, speed, convenience and flexibility through the website Wonga.com from 2011 to 2015; Revista Climax, a Venezuelan magazine from 2007 to 2015; and Peixe Urbano Inc., a private company in local commerce from 2012 to 2016. Mr. Malka currently serves on the boards of Credit Karma, a private company offering free credit scores to consumers; LendingHome, an online marketplace private company for home mortgages; Invoice2go, a private company that offers invoicing solutions to small businesses on mobile applications. In 1991, at the age of 18, Mr. Malka co-founded Heptagon Group, a securities and investment broker dealer servicing the Venezuelan and U.S. markets, where he served as chief operating officer. In 1998, Mr. Malka developed the online brokerage Patagon.com, Inc., which became Latin America’s first comprehensive Internet-based financial services portal and dealer until its acquisition in March 2000 by the Spanish bank Banco Santander. Mr. Malka then served as the interim chief executive officer for OpenBank S.A., an online bank in Spain and Germany. In 2003, he co-founded Banco Lemon, a Brazilian retail bank serving the underbanked population, which went on to become one of the largest private microfinance institutions in Brazil until 2009 when it was acquired by Banco do Brasil, Latin America’s largest bank. In July 2008, Mr. Malka co-founded and was co-chief executive officer of Bling Nation Ltd., a Palo Alto-based mobile payments private company, until July 2011 when it evolved into Lemon Inc. In May 2011, Mr. Malka co-founded Banco Bracce, a Brazilian financial banking institution specializing in lending for mid-sized companies in Brazil. Banco Bracce was sold in 2015. Mr. Malka graduated with a degree in economics from the Universidad Católica Andrés Bello in Caracas, Venezuela in 1996 and currently resides in Palo Alto, California.

Key Attributes, Experience and Skills:

Mr. Malka is an entrepreneur who brings deep industry expertise and expansive operational experience to our board. He has spent his career in the financial products and payments industries, and he has gained deep understanding of the transformative role that technology can play in these industries. From co-founding one of the earliest online brokerages in Latin America to creating a microfinance bank with thousands of branches throughout Brazil, to co-founding one of the earliest mobile payments companies in the United States, Mr. Malka has been at the forefront of bringing fundamentally transformative technologies to financial services. Serving as both an executive and a board member at companies of all stages of growth, he understands how to manage the transition from a rapidly growing start-up to a successful public company, while preserving the entrepreneurial spirit necessary to continually innovate. His deep industry expertise and diverse professional experiences give him critical business insights into the challenges and opportunities that we face.

Javier Olivan, 40, joined our board in December 2012. Mr. Olivan is the Vice President of Growth at Facebook, Inc. (NYSE: FB). Since 2007, Mr. Olivan has been responsible for Facebook’s international efforts, setting strategy and driving the growth of their global user base through product, marketing and internationalization initiatives. Mr. Olivan also oversees all growth analytics, growth marketing and data science efforts. He is also working closely with Facebook’s Internet.org initiative, working with mobile operators to accelerate the adoption of the internet around the world. Prior to working at Facebook, Inc., Mr. Olivan was a product manager at Siemens Mobile where he led a cross-functional team charged with the development and market launch of handset devices. Earlier in his career, Mr. Olivan worked for NTT Corporation in Japan as a research and development engineer and was responsible for developing software that enabled high-quality wireless video transmission to mobile devices. Mr. Olivan holds a master’s degree in business administration from Stanford University and master’s degrees in both electrical and industrial engineering from the University of Navarra.

Key Attributes, Experience and Skills:

Mr. Olivan contributes extensive knowledge in creating and growing internet usage across the globe and over various platforms (web and mobile). He also has a deep understanding of how social networks work, which uniquely positions him to provide thoughtful counsel to us as we explore opportunities at the intersection of commerce and social media.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES FOR CLASS II DIRECTORS NAMED ABOVE

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. Except for our chief executive officer, none of the members of our board is an employee of MercadoLibre. Our board members remain informed of our business through discussions with management, materials we provide to them, and their participation on the board and in board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of our company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of business conduct and ethics may be found on our investor relations website at http://investor.mercadolibre.com. Information contained on or connected to our website is not part of this proxy statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

Board of Directors
The following is biographical information on the remainder of our continuing directors, as well as the key attributes, experience and skills that the board believes such continuing directors bring to the board.

Class I Directors

Susan Segal, 65, joined our board in April 2012 and has served as a member of the audit committee since 2012. Ms. Segal has been president and chief executive officer of the Americas Society and Council of the Americas since August 2003, after having worked in the private sector for more than 30 years. Prior to her current position, Ms. Segal was a founding partner of her own investment advisory firm focused primarily on Latin America and the U.S. Hispanic market. Previously, she was a partner and Latin American Group Head at JPMorgan Partners/Chase Capital Partners, where she pioneered early stage venture capital investing in Latin America. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. She was actively involved in developing investment banking, building an emerging-market bond-trading unit for Latin America and was also involved in the Latin American debt crisis of the 1980s and early 1990s both chairing and sitting on various advisory committees. Ms. Segal is on the Board of Directors of Scotiabank, where she serves as chairperson of the Corporate Governance Committee and member of the Risk Committee. Additionally, she is a director and chairperson of Scotiabank USA, a non-public subsidiary of Scotiabank. She also serves as a director of the Tinker Foundation and is a member of the Council of Foreign Relations. She is also a Board member of Vista Oil and Gas. In 1999, she was awarded the Order of Bernardo O’Higgins Grado de Gran Oficial in Chile and in 2009 President Uribe of Colombia honored her with the Cruz de San Carlos. In 2012, she was awarded the Order of the Mexican Aztec Eagle in Mexico. Ms. Segal received a master’s in business administration from Columbia University and a bachelor’s degree from Sarah Lawrence College. Ms. Segal previously served as a director of our company from 1999 to 2002.

Key Attributes, Experience and Skills:

Ms. Segal’s impressive experience includes her background studying the economies of Latin American countries. She is also well-versed in Latin America’s prospects for growth, integration, and economic and social development, and she is knowledgeable about economic inclusion, social empowerment, markets, overall business environment, diversity issues and risk assessment. Her background includes experience in trade, private equity, venture capital, social media, and infrastructure. Ms. Segal’s decades of experience in Latin America have enabled her to create an extensive network among Latin America’s political and business leaders. Given the increasing political and other challenges involved with doing business across national borders in Latin America, the board believes that Ms. Segal’s prior experience and extensive knowledge of these affairs qualify her to serve as a director of our company.

Mario Eduardo Vázquez, age 82, joined our board in May 2008, has served as chairman of the audit committee since May 2008 and has served as a member of the nominating and corporate governance committee since March 2009. Mr. Vázquez serves as a member of the board of directors and as the president of the audit committee of Globant S.A. (NYSE: GLOB) and Decolar.com, Inc. Mr. Vázquez served as the chief executive officer of Grupo Telefónica in Argentina from June 2003 to November 2006, and served as a member of the board of directors of Telefónica S.A. Spain from November 2000 to November 2006. He has also served as a regular member of the board of directors of Telefónica Argentina S.A. and Telefónica Holding Argentina S.A., and as alternate member of the board of directors of Telefónica de Chile S.A until 2012. Mr. Vázquez served as a member of the board of directors of YPF S.A. and as the president of the Audit Committee of YPF S.A until 2012. Since November 2006, Mr. Vázquez has pursued personal interests in addition to his service as a director. Mr. Vázquez spent 23 years as a partner and general director of Arthur Andersen for Argentina, Chile, Uruguay and Paraguay (Pistrelli, Diaz y Asociados and Andersen Consulting—Accenture), where he served for a total of 33 years until his retirement in 1993. Mr. Vázquez previously taught as a professor of Auditing at the Economics School of the University of Buenos Aires. Mr. Vázquez received a degree in accounting from the University of Buenos Aires.

Key Attributes, Experience and Skills:

Mr. Vázquez was chosen to join our board specifically to serve our audit committee as its audit committee financial expert. We targeted a director with financial and auditing experience specific to Latin American businesses. Mr. Vázquez worked in auditing for Arthur Andersen for 33 years total, including 23 years as a partner and general director, in many of our markets, including Argentina, Chile, Uruguay and Paraguay. He also brings an academic perspective to the position from his time as a professor of Auditing at the Economics School of the University of Buenos Aires. Finally, Mr. Vázquez has employed these skills as a board member of several other technology and other companies, thus has important experience serving as a director and audit committee member.

Alejandro Nicolás Aguzin, aged 49, joined our Board in January 2017 and has served as a member of the nominating and corporate governance committee since February 2018. Mr. Aguzin is the Chairman and CEO of J.P. Morgan Asia Pacific, overseeing the firm’s overall activities across Asia Pacific, as well as directly managing the Banking franchise throughout the region. He chairs the Asia Pacific Management Committee, and is also a member of J.P. Morgan’s firmwide Corporate & Investment Bank Management Committee. Mr. Aguzin was previously the CEO for J.P. Morgan Latin America, responsible for overseeing all of J.P. Morgan’s activities in Latin America. He was also the Head of Investment Banking Coverage, Mergers & Acquisitions and Capital Markets in the region. He joined J.P. Morgan in 1990 in Buenos Aires as a financial analyst in the Credit Group and has spent his career advising clients on strategic and corporate finance transactions. In 1991, he moved to New York, where he worked in the Corporate Finance Services Group and focused primarily on cross-border mergers and acquisitions for U.S. clients. In 1992, he returned to Buenos Aires in the Investment Banking team where he participated in several privatizations, capital markets and advisory transactions. In 1996, he moved to the Latin America Mergers & Acquisitions Group in New York, being appointed head of the group in 2000. In 2002, he expanded his responsibilities and was appointed head of Latin America Investment Banking Coverage, Mergers & Acquisitions and Capital Markets, formerly known as Latin America Investment Banking. In 2005, he was appointed CEO for Latin America. During 2008 and 2009, in addition to his responsibilities as CEO for Latin America and head of Latin America Investment Banking, Mr. Aguzin served as Senior Country Officer for Brazil. He holds a bachelor degree in Economics from the Wharton School of the University of Pennsylvania and is fluent in Spanish, Portuguese and English.

Key Attributes, Experience and Skills:

Mr. Aguzin brings a deep understanding of financial markets and investment banking activities which provide valuable business experience and critical insights on the roles of finance and strategic transactions in our business. Our board believes that his knowledge of the Latin American and Asian economies and markets, coupled with the professional network that he has developed in those regions throughout his career in investment banking, makes him an asset to our company.

Class III Directors

Emiliano Calemzuk, age 44, joined our board in August 2007, has served as chairman of the nominating and corporate governance committee since 2007 and has served as a member of the compensation committee since 2008. Mr. Calemzuk was appointed as our lead independent director in February 2016.Mr. Calemzuk is the CEO and co-founder of RAZE, a mobile-first digital media company. Prior to that position, Mr. Calemzuk had a 14-year long career at News Corporation/Fox as head of several business units. From September 2010 to January 2012, Mr. Calemzuk served as Chief Executive Officer of Shine Group Americas (a unit of 21st Century Fox). From 2007 to 2010, Mr. Calemzuk was President of Fox Television Studios, a supplier of programming to U.S. cable and broadcast networks. From 2002 to 2007, Mr. Calemzuk served as president of Fox International Channels Europe. From 2000 to 2002, Mr. Calemzuk was vice president and deputy managing director of Fox Latin American Channels and was also employed as general manager of Fox Kids Latin America. Mr. Calemzuk also serves as chairman of the advisory board of The Heart of Los Angeles Organization, a non-profit organization for which he has served since 2010. Mr. Calemzuk holds a bachelor’s degree, cum laude, from the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Calemzuk contributes significant leadership experience in media, marketing and promotions. His service as President of Fox Television Studios provides valuable business, leadership and management experience, including expertise leading a large organization with global operations, giving him a keen understanding of the issues facing a multinational business such as MercadoLibre. Similarly, he has led the growth of international operations of Fox in both Latin America and Italy. In particular, he is a leader in alternative entertainment and technology genres, uniquely positioning him to provide thought leadership and guidance as MercadoLibre adapts to a changing technology and entertainment world.

Marcos Galperin, age 47, is one of our co-founders and has served as our chairman, president and chief executive officer and one of our directors since our inception in October 1999. Mr. Galperin serves on the boards of Endeavor, a non-profit organization that selects mentors and accelerates high impact entrepreneurs around the world; Fundación Universidad de San Andrés (FUDESA) which manages the Universidad de San Andrés, an Argentine university located in Buenos Aires, Argentina which offers undergraduate, specializations and post-graduate degrees in several disciplines; Onapsis, a cyber-security company; and Globant S.A. (NYSE: GLOB), a technology service provider focused on delivering software solutions by leveraging emerging technologies and trends that is listed on the NYSE, where he also serves as a member of the Compensation and Corporate Governance and Nominating Committees. Prior to working with us, Mr. Galperin worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania. Mr. Galperin is the brother of Nicolás Galperin, a Class II Director.

Key Attributes, Experience and Skills:

Mr. Galperin brings leadership and extensive experience and knowledge of our company and industry to the board. As the founder, chief executive officer and president of our company, Mr. Galperin has the most long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing us and our business. In addition, Mr. Galperin brings his broad strategic vision for our company to the board. Mr. Galperin’s service as our chairman, president and chief executive officer provides a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Roberto Balls Sallouti, 46, has served as a member of the board of directors since October 2014. Roberto Sallouti is the Chief Executive Officer and a member of the Board of Directors of BTG Pactual, a Brazilian financial company operating in investment banking and global wealth and asset management markets in Latin America. Mr. Sallouti joined BTG Pactual in 1994, and became a partner in 1998. He was named Chief Operating Officer in 2008, having previously been responsible for the firm’s Fixed Income Division. He was named Chief Executive Officer in 2015. Mr. Sallouti holds a bachelor of science degree in economics, with concentrations in finance and marketing, from The Wharton School at the University of Pennsylvania.

Key Attributes, Experience and Skills:

Mr. Sallouti brings a deep understanding of financial markets, investment banking activities and in the fixed income area. Our board believes that his knowledge of Brazilian and Latin American economies and markets, coupled with the professional network that he has developed in Latin America throughout his career in investment banking, makes him an asset to our company.

Director Independence and Family Relationships

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ’s rules, in order for a director to be deemed independent, our board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director of our company. As part of our corporate governance guidelines, our board has adopted guidelines setting forth categories of relationships that it has deemed material for purposes of making a determination regarding a director’s independence. On an annual basis, each member of our board is required to complete a questionnaire designed to provide information to assist our board in determining whether the director is independent under NASDAQ rules and our corporate governance guidelines. Our board has determined that each of Messrs. Calemzuk, Malka, Olivan, Vázquez, Sallouti, Aguzin and Ms. Segal, is independent under the listing standards of NASDAQ and our corporate governance guidelines. Our governance guidelines require any director who has previously been determined to be independent to inform the chairman of our board and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change.

Other than our chief executive officer and Mr. Nicolás Galperin, who are brothers, there are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

We do not have a fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer and believe that any determination in this regard is part of the executive succession planning process. The board understands that there is no single, generally accepted approach to providing board leadership and, in light of the competitive and dynamic environment in which we operate, the appropriate board leadership structure may vary from time to time as circumstances warrant.

Mr. Galperin currently serves as both our chairman and our president and chief executive officer. Our board believes service in these dual roles is in the best interests of our company and our stockholders. Mr. Galperin co-founded our company, has served as chief executive officer since our inception and is the only member of management on the board. The board is confident that he possesses the most thorough knowledge of the issues, opportunities and challenges facing us and our business and, accordingly, is the person best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and users.

Because the board also believes that strong, independent board leadership is a critical aspect of effective corporate governance, the board has established the position of lead independent director. The lead independent director is an independent director elected annually by the board. Mr. Calemzuk currently serves as the lead independent director, a position to which he was appointed in February 2016. As lead independent director, he chairs and has authority to call formal closed sessions of the independent directors, leads board meetings in the absence of the chairman, and leads the annual board self-assessment process. In addition, the lead independent director, together with the chair of the nominating and corporate governance committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Our board will continually evaluate the current leadership structure of the board with the goal of maximizing its effectiveness.

Risk Oversight

Our board of directors provides various forms of risk oversight. As part of this process, the board seeks to identify, prioritize, source, manage and monitor our critical risks. To this end, our board periodically, and at least annually, reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The board has generally retained the primary risk oversight function and has an active role, in its entirety and also at the committee level, in overseeing management of our material risks. The board regularly reviews information regarding our operations, strategic plans and liquidity, as well as the risks associated with each. The audit committee oversees management of financial and internal control risks as well as the risks associated with related party transactions. Our head of internal audit reports directly to the audit committee. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee oversees the management of risks associated with the composition and independence of our board and oversees our corporate governance policies and procedures related to risk management, including our whistleblower procedures, insider trading policy and corporate governance guidelines. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

Stockholder Communications with our Board

Stockholders may communicate with our board, board committees or individual directors, including the lead independent director, c/o Corporate Secretary, Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG. The nominating and corporate governance committee has delegated responsibility for initial review of stockholder communications to our manager of investor relations. In accordance with the committee’s instructions, our investor relations team will summarize all correspondence and make it available to each member of our board. In addition, the manager of investor relations will forward copies of all stockholder correspondence to each member of the nominating and corporate governance committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or board or committee matters.

Attendance at Annual Meetings

We do not have a policy regarding director attendance at annual meetings of our stockholders. No members of our board of directors were able to attend our 2017 Annual Meeting of Stockholders in person.

Formal Closed Sessions

At the conclusion of each regularly scheduled board meeting, the independent directors have the opportunity to meet without our management or the other directors. The lead independent director leads these discussions.

Board Compensation

Board compensation is determined by our board following a recommendation from our compensation committee. Only the directors who our board determines to be independent directors receive compensation for their service. Board compensation for our independent directors has in recent years primarily consisted of cash compensation. Director compensation is reviewed from time to time by the compensation committee for recommendation to our board. Current board compensation is described under the heading “Director Compensation” below.

Outside Advisors

The board and each of its committees may retain outside advisors and consultants of their choosing at our expense. The board does not need to obtain management’s consent to retain outside advisors.

Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. MercadoLibre’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect MercadoLibre and its stockholders, we periodically review our code of business conduct and ethics to ensure that it provides clear guidance to our employees and directors.

Transparency

We believe it is important that our stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance procedures on our investor relations website at http://investor.mercadolibre.com.

Board Effectiveness and Director Performance Reviews

It is important to us that our board and its committees are performing effectively and in the best interests of our company and our stockholders. The board and each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. Our lead independent director follows up on this feedback and takes such further action with directors receiving comments and other directors as she deems appropriate.

Succession Planning

The board recognizes the importance of effective executive leadership to MercadoLibre’s success, and meets to discuss executive succession planning at least annually. As part of this process, our board reviews the capabilities of our senior leadership as set out in written succession planning documents and identifies and discusses potential successors for members of our executive staff, including the chief executive officer. Our nominating and corporate governance committee leads the succession planning process for our chief executive officer and other senior officers and performs a similar analysis with respect to the rest of our board.

Auditor Independence

We have taken a number of steps to ensure the continued independence of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2017 and 2016 and our policy on pre-approval of non-audit services are described under the section below entitled “Proposal Three: Ratification of Independent Registered Public Accounting Firm.”

Corporate Hotline

We have established a corporate telephone hotline and Internet site to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matter of concern.

Board Committees

Board committees help our board perform effectively and efficiently, but do not replace the oversight of our board as a whole. There are currently three principal standing board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee meets regularly and has a written charter that has been approved by our board, which is available on our investor relations website at http://investor.mercadolibre.com. In addition, at each regularly scheduled board meeting, a member of each committee reports on any significant matters addressed by the committee subsequent to the board’s most recent prior meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

The following table lists the current members of each of our three principal standing board committees:

	Audit	Compensation	Nominating & Corporate Governance
Emiliano Calemzuk*		X	Chair
Meyer Malka*	X	Chair
Susan Segal*	X
Mario Vázquez*	Chair	X	X
Nicolás Aguzin*			X

*	Independent Director.

Audit Committee

The audit committee, which met four times and took five actions by unanimous written consent during fiscal year 2017, is comprised of Mr. Vázquez (Chairman), Mr. Malka and Ms. Segal. Our board has determined that each of the directors serving on our audit committee is independent as defined under the rules of the SEC and as defined in the Listing Rules of NASDAQ, and that Mr. Vázquez is an “audit committee financial expert,” as defined under the rules of the SEC. The audit committee is responsible for:

●
reviewing the performance of our independent registered public accounting firm and making recommendations to our board regarding the appointment or termination of our independent registered public accounting firm;

●	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

●
overseeing management’s establishment and maintenance of our accounting and financial reporting processes, including our internal controls and disclosure controls and procedures, and the audits of our financial statements;

●
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

●	determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses;

●	reviewing annual and quarterly financial statements prior to their release;

●	preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement;

●	reviewing and assessing the adequacy of the committee’s formal written charter on an annual basis;

●
reviewing and discussing with management our major risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal and regulatory risks, and the steps we have taken to detect, monitor and actively manage such exposures;

●
reviewing significant legal, compliance and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies;

●	receiving and considering the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls; and

●	handling such other matters that are specifically delegated to the audit committee by our board from time to time.

For more information, please see “Audit Committee Report” beginning on page 36 of this proxy statement.

Compensation Committee

The compensation committee, which met once and took one action by unanimous written consent during fiscal year 2017, is comprised of Messrs. Malka (Chairman), Calemzuk and Vazquez. Our board has determined that each of the directors serving on our compensation committee is independent as defined in the Listing Rules of NASDAQ. The compensation committee is responsible for:

●	recommending to our board for determination, the compensation and benefits of all of our executive officers and key employees;

●	recommending to our board for determination, the compensation and benefits of non-employee directors;

●	monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

●	administering our stock plans and other incentive compensation plans and preparing recommendations and periodic reports to our board concerning these matters;

●
preparing the report required by the rules and regulations of the SEC to be included in our annual proxy statement and assisting management in the preparation of the compensation discussion and analysis included in this proxy statement; and

●	such other matters that are specifically delegated to the compensation committee by our board from time to time.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which did not meet and took one action by unanimous written consent during fiscal year 2017, is comprised of Messrs. Calemzuk (Chairman), Aguzin and Vázquez. Our board has determined that each of the directors serving on our nominating and corporate governance committee is independent as defined in the Listing Rules of NASDAQ. The nominating and corporate governance committee is responsible for:

●	recommending to our board for selection, nominees for election to our board;

●	making recommendations to our board regarding the size and composition of the board, committee structure and membership and retirement procedures affecting board members;

●	monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;

●	reviewing correspondence received from stockholders; and

●	such other matters that are specifically delegated to the nominating and corporate governance committee by our board from time to time.

Our board has adopted a written charter for our nominating and corporate governance committee, which is posted on our investor relations website at http://investor.mercadolibre.com. That charter requires the nominating and corporate governance committee to consider the desired composition of our board, including such factors as expertise and diversity, and our corporate governance guidelines provide that, in consideration of the composition of our board, diversity of backgrounds and expertise should be emphasized.

Other Committees

From time to time, our board may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our board.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC filings and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to the code.

Our audit committee must approve any waiver of the code of business conduct and ethics for our executive officers or directors, and any waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of business conduct and ethics applicable to our chief executive officer and chief financial officer by posting the required information on our investor relations section of our website at http://investor.mercadolibre.com.

Director Nominations

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board performs the functions of a nominating committee. The nominating and corporate governance committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our board. Our corporate governance guidelines also contain information concerning the responsibilities of the nominating and corporate governance committee with respect to identifying and evaluating director candidates. Both documents are published on our investor relations website at http://investor.mercadolibre.com.

Director Candidate Recommendations and Nominations by Stockholders. The nominating and corporate governance committee’s charter provides that the committee will consider director candidates recommended by stockholders. The charter of the nominating and corporate governance committee provides that it will evaluate all candidates for election to our board, regardless of the source from which the candidate was first identified, based on the totality of the merits of each candidate and not based upon minimum qualifications or attributes. Stockholders should submit any such recommendations for the consideration of our nominating and corporate governance committee through the method described under “Stockholder Communications” above. In addition, any stockholder of record entitled to vote for the election of directors may nominate persons for election to our board if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for 2019 Annual Meeting” beginning on page 39 of this proxy statement.

Process for Identifying and Evaluating Director Candidates. The nominating and corporate governance committee evaluates all director candidates in accordance with the criteria described in our corporate governance guidelines and the nominating and corporate governance committee charter. The committee evaluates any candidate’s qualifications to serve as a member of our board based on the skills and characteristics of individual board members as well as the composition of our board as a whole. In addition, the nominating and corporate governance committee will evaluate a candidate’s independence, skills, experience, reputation, integrity, potential for conflicts of interest and other appropriate qualities in the context of our board’s needs.

Director diversity. We do not have a formal policy about diversity of our board membership, but the nominating and corporate governance committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The nominating and corporate governance committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

Directors Attendance at Meetings of our Board of Directors and Board Committees

Our board held six meetings and took four actions by written consent during the fiscal year ended December 31, 2017. Other than Roberto Balls Sallouti, all of our directors attended 75% or more of the aggregate of all meetings of the board of directors and the board committees on which they served during 2017.

DIRECTOR COMPENSATION

On August 2, 2016, our board, upon the recommendation of the compensation committee, adopted a director compensation program that sets compensation for our independent directors for the period from June 2016 to June 2019. The 2017 portion of this director compensation program (the “2017 Director Program”), which became effective as of June 13, 2017, provides that each independent director receives an annual fee for board services from June 13, 2017 to June 15, 2018 comprised of a non-adjustable board service award and an adjustable board service award. The non-adjustable board service award consists of a fixed cash payment of $60,000. The adjustable board service award consists of a fixed cash amount of $100,000 multiplied by the quotient of (a) the average closing sale price of our common stock on NASDAQ during the 30-trading day period preceding the 2018 Annual Meeting of Stockholders divided by (b) the average closing sale price of our common stock on NASDAQ during the 30-trading day period preceding the 2017 Annual Meeting of Stockholders.

The compensation committee periodically reviews our director compensation policy with the primary objective of matching compensation levels to the relative demands associated with serving on our board and its various committees.

Directors who are not classified as independent directors by our board do not receive any compensation for their service as directors on our board. We reimburse our non-employee directors for travel and other reasonable out-of-pocket expenses incurred in attending meetings of our board and its committees.

Director Compensation for 2017

The following table summarizes compensation earned by our non-employee directors for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($) (1)	Non-Equity Incentive Plan Compensation (2)	Total ($)

Emiliano Calemzuk	81,689	151,769	233,457
Nicolás Galperin (3)	-	-	-
Meyer Malka	81,689	151,769	233,457
Javier Olivan	59,836	151,769	211,604
Susan Segal	59,836	151,769	211,604
Mario Eduardo Vázquez	81,689	151,769	233,457
Roberto Balls Sallouti	59,836	151,769	211,604
Alejandro Nicolás Aguzin	57,863	144,888	202,751
Michael Spence	26,795	93,468	120,263

(1)
Other than for Mr. Spence, the amounts in this column include (i) the portion of the annual retainer and committee chair or lead independent director retainers earned under the 2017 Director Program for the period June 13, 2017 to December 31, 2017 and (ii) the portion of the annual retainer and committee chair or lead independent director retainers earned under the prior director compensation program that covered the period January 1, 2017 to June 12, 2017 (the “2016 Director Program”). Mr. Spence’s term expired at the 2017 Annual Meeting of Stockholders and the amounts in this column represent the portion of the annual retainer and committee chair or lead independent director retainers earned by Mr. Spence under the 2016 Director Program.

Under the 2016 Director Program, each independent director received an annual retainer of $60,000 and a cash incentive award for their service on the board from June 10, 2016 to June 12, 2017. The cash incentive award was equal to the product of $100,000 multiplied by the quotient of (a) the average closing sale price of our common stock on NASDAQ during the 30 trading day period preceding the 2017 Annual Meeting of Stockholders divided by (b) the average closing sale price of our common stock on NASDAQ during the 30 trading day period preceding the 2016 Annual Meeting of Stockholders. The 2016 Director Program also included additional retainers for committee chairs and the lead independent director, with the chair of each of the audit committee, the compensation committee and the nominating and corporate governance committee and the lead independent director receiving an additional cash retainer in the amount of $21,913, $21,913, $7,304 and $14,609, respectively.

(2)
The amounts in this column include the adjustable board service award earned under the 2016 Director Program for the period from January 1, 2017 to June 12, 2017. The amount of the adjustable board service award under the 2017 Director Program is not determinable until the date of the 2018 Annual Meeting of Stockholders.

(3)
Mr. Nicolás Galperin is not an independent director and did not receive any compensation for his services on our board in 2017 in accordance with our policy not to compensate non-independent directors.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us or prepared by us and written representations that no other such reports were required, we believe that during the period from January 1, 2017 through December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our board, and serve until their successors are elected and qualified or until their earlier death, resignation or removal. The following table contains information regarding our executive officers as of March 1, 2018.

Name	Age	Position
Marcos Galperin	47	Chairman of the Board, President and Chief Executive Officer
Pedro Arnt	44	Executive Vice President and Chief Financial Officer
Stelleo Tolda	50	Executive Vice President and Chief Operating Officer
Osvaldo Giménez	48	Executive Vice President—Payments
Daniel Rabinovich	40	Executive Vice President and Chief Technology Officer
Marcelo Melamud	48	Senior Vice President and Chief Accounting Officer

For biographical information on our chief executive officer, please see the biographical description provided above under the caption “Information on Our Board of Directors and Corporate Governance.”

Pedro Arnt has served as our chief financial officer since June 1, 2011. Prior to his appointment as chief financial officer, Mr. Arnt served in various capacities since joining MercadoLibre in December 1999. He initially led the business development and marketing teams as vice president, and later managed our customer service operations. He then held the position of vice president of strategic planning, treasury and investor relations, actively participating in our transition from a private to a public company, and playing an important role in capital markets, corporate finance, strategic planning and treasury initiatives. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. He is a Brazilian citizen and holds a bachelor’s degree, magna cum laude, from Haverford College and a master’s degree from the University of Oxford.

Stelleo Tolda has served as our chief operating officer since April 1, 2009. Prior to his appointment as chief operating officer, Mr. Tolda served as a senior vice president and as our country manager of Brazil since 1999. In that role he guided MercadoLibre to its current position as the leading e-commerce marketplace in Brazil. Before joining MercadoLibre, Mr. Tolda worked at Lehman Brothers Inc. in the United States in 1999, and at Banco Pactual and Banco Icatu in Brazil, from 1996 to 1997 and 1994 to 1996, respectively. He holds a master’s in business administration from Stanford University, and a master’s degree and bachelor’s degree in mechanical engineering, also from Stanford.

Osvaldo Giménez is an executive vice president and has been responsible for MercadoPago operations since February 2004. Mr. Giménez joined MercadoLibre in January 2000 as country manager of Argentina and Chile. Before joining us, Mr. Giménez was an associate in Booz Allen and Hamilton and worked for Santander Investments in New York. Mr. Giménez received a master’s in business administration from Stanford University and graduated from Buenos Aires Technological Institute with a bachelor’s degree in industrial engineering.

Daniel Rabinovich is an executive vice president and has served as our chief technology officer since January 2011. Prior to this appointment, Mr. Rabinovich served as our vice president of product development since January 2009, having joined MercadoLibre in March 2000 as an application architect. Before joining us, he worked in the application architecture team at PeopleSoft. Mr. Rabinovich holds a master’s degree in Technological Services Management from the Universidad de San Andres and graduated with honors from Buenos Aires University with a degree in information systems.

Marcelo Melamud is a senior vice president and has served as our chief accounting officer since August 15, 2008. Prior to this appointment, Mr. Melamud served as our vice president—administration and control since April 2008. From July 2004 through March 2008, he served as the director of finance of MDM Hotel Group, a developer, owner and operator of Marriott branded hotels in Miami, Florida. From July 1998 through July 2004, Mr. Melamud worked in various finance roles for Fidelity Investments, a provider of investment products and services. During his work at Fidelity Investments, Mr. Melamud served as the director of finance of the World Trade Center Boston/Seaport Hotel and he also served as the director of finance of MetroRed Telecom Group Ltd., a fiber-optic telecommunication provider of data, value added and hosting services within Latin America. Mr. Melamud received his master’s in business administration from the Olin Graduate School of Business at Babson College and is a certified public accountant in Argentina.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information, as of April 2, 2018, regarding the beneficial ownership of our common stock. This information is based solely on SEC filings made by the individuals and entities by that date and upon information submitted to us by our directors and executive officers.

●	each person that is known by us to be a beneficial owner of more than 5% of our outstanding equity securities;

●	each of our named executive officers;

●	each of our directors; and

●	all directors and executive officers as a group.

Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o MercadoLibre, Inc., Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

	Total Common Stock (1)
Name and Address of Beneficial Owner	Number	Percentage
Five percent stockholders (1):
Baillie Gifford & Co. (2)	5,681,830	12.87%
Galperin Trust (3)	4,000,000	9.06%
Carmignac Gestion (4)	2,308,664	5.23%
Capital World Investors (5)	2,295,996	5.20%

Directors and executive officers:
Marcos Galperin	—	—
Pedro Arnt	19,129	*
Osvaldo Giménez	18,385	*
Daniel Rabinovich	—	*
Stelleo Tolda (6)	91,003	*
Marcelo Melamud	—	—
Emiliano Calemzuk	—	—
Nicolás Galperin	—	—
Javier Olivan	—	—
Meyer Malka	—	—
Susan Segal	—	—
Mario Vázquez	2,354	*
Roberto Balls Sallouti	—	—
Alejandro Nicolás Aguzin	10,000	*
All directors and executive officers as a group (14 persons)	140,871	*

*	Indicates less than 1% ownership

(1)	Based on an aggregate amount of 44,157,364 shares of our common stock issued and outstanding as of April 2, 2018.

(2)
According to a Schedule 13G/A filed on January 10, 2018 by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK (“Baillie Gifford”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Baillie Gifford is the beneficial owner of 5,681,830 shares of our common stock. Baillie Gifford has sole voting power over 5,681,830 shares of our common stock and sole dispositive power over 2,562,345 shares of our common stock. Securities reported on the Schedule 13G/A as being beneficially owned by Baillie Gifford are held by Baillie Gifford and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(3)
According to a Schedule 13G/A filed on February 14, 2017 jointly by the Galperin Trust (the “Trust”), Meliga No. 1 Limited Partnership (“Meliga LP”) and Volorama Stichting (each a “Reporting Person”), each Reporting Person is the beneficial owner of 4,000,000 shares of our common stock, resulting from a gifts of an aggregate of 4,253,225 shares of common stock (the “Sch13 Shares”) by Marcos Galperin and his spouse (collectively, the “Settlors”) in connection with an estate planning transaction and according to Mr. Galperin’s Form 4 filed on February 24, 2015 relating to Mr. Galperin’s gift of 456,662 shares of common stock (together with the Sch13 Shares, the “Galperin Trust Shares”) to the Trust. Upon receiving all requisite approvals, Meliga LP sold 253,225 shares of Common Stock on August 5, 2016. The Trust is an irrevocable trust formed under New Zealand law by the Settlors that was established for the benefit of Mr. Galperin’s children and parents and certain charitable organizations. Intertrust Suisse Trustee GMBH (the “Trustee”) acts as the independent trustee of the Trust. As part of the estate planning transaction, the Trust concurrently transferred the Galperin Trust Shares to Meliga LP, a New Zealand limited partnership in which the Trust owns an approximately 99.999% limited partnership interest. Volorama Stichting, a Dutch foundation based in Amsterdam, The Netherlands, serves as the general partner (the “General Partner”) of Meliga LP. Pursuant to the limited partnership agreement of Meliga LP, the Galperin Trust Shares may not be voted or disposed of without the approval of the Trust (as limited partner) and the General Partner. In addition, pursuant to the settlement deed of the Trust, the Trustee is required to obtain the majority consent of a protective committee comprised of three individuals prior to taking any action with respect to voting or disposing of any of the Galperin Trust Shares. The Reporting Persons have shared voting power over 4,000,000 shares of our common stock and shared dispositive power over 4,000,000 shares of our common stock.

(4)
According to a Schedule 13G filed on February 6, 2018 by Carmignac Gestion, 24 Place Vendome, Paris, France 75001, a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J). Carmignac Gestion is the beneficial owner of 2,308,664 shares of our common stock. Carmignac Gestion has sole voting power over 2,308,664 shares of our common stock and sole dispositive power over 2,308,664 shares of our common stock.

(5)
According to a Schedule 13G filed on February 14, 2018 by Capital World Investors, 333 South Hope Street, Los Angeles, California 90071 (“Capital World”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Capital World is the beneficial owner of 2,295,996 shares of our common stock. Capital World has sole voting power over 2,295,996 shares of our common stock and sole dispositive power over 2,295,996 shares of our common stock. Capital World is a division of Capital Research and Management Company (“CRMC”). The Capital World Investors division of CRMC and Capital International Limited collectively provide investment management services under the name Capital World Investors.

(6)	Includes 91,003 shares held by Tool, Ltd., of which Stelleo Tolda owns all of the outstanding equity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we describe and discuss our executive compensation program, including our philosophy to align our executive officers’ incentive compensation with stockholder value creation, the material elements of and total compensation paid to each of our named executive officers in 2017 and the processes used by our compensation committee when making compensation decisions.

The named executive officers in this proxy statement are:

●	Marcos Galperin, President and Chief Executive Officer
●	Pedro Arnt, Executive Vice President and Chief Financial Officer
●	Stelleo Tolda, Executive Vice President and Chief Operating Officer
●	Osvaldo Giménez, Executive Vice President—Payments
●	Daniel Rabinovich, Executive Vice President and Chief Technology Officer

The Executive Summary below provides an overview of our performance during 2017 and its correlation to our compensation decisions and practices.

Executive Summary

Our Business

We host the largest online commerce platform in Latin America located at www.mercadolibre.com, which is focused on enabling e-commerce and its related services. Our services are designed to provide our users with mechanisms for buying, selling, paying, collecting, shipping, generating leads and comparing via e-commerce transactions in an effective and efficient manner. Our company is a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on unique visitors and page views during 2017.

Executive Compensation Program Philosophy and Objectives

We operate in a rapidly evolving and highly competitive market that requires a highly qualified executive management team with strong operational skills. Our executive compensation philosophy is designed to align the compensation of our named executive officers with our business objectives and reward performance over both the short and long term. In evaluating the individual components of overall compensation for each of our named executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation. By design, a significant portion of the compensation awarded under our executive compensation program is contingent upon company performance, in the case of our president and chief executive officer, and both individual and company performance, in the case of our other named executive officers. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs for the best methods to promote stockholder value through employee incentives.

We are committed to providing an executive compensation program that supports the following goals and philosophies:

●	aligning our management team’s interests with stockholders’ expectations;

●	effectively compensating our management team for actual performance over the short and long term;

●	attracting and retaining an experienced and effective management team;

●
motivating and rewarding our management team to produce growth and performance for our stockholders that is sustainable and consistent with prudent risk-taking and based on sound corporate governance practices; and

●	providing market competitive levels of target (i.e., opportunity) compensation.

Consideration of 2016 Stockholder Advisory Vote on Executive Compensation

At the 2017 Annual Meeting of Stockholders, stockholders approved our 2016 advisory vote on executive compensation with approximately 90.96% of the votes cast in favor. We believe that overwhelming support of our stockholders for the 2017 say-on-pay vote proposal indicates that our stockholders are generally supportive of our approach to executive compensation. In the future, we will continue to consider the outcome of our say-on-pay votes and other stockholder feedback when making compensation decisions regarding our named executive officers.

Structure of Our 2017 Executive Compensation Program

As discussed in more detail beginning on page 25, our 2017 executive compensation program is comprised of three different compensation elements:

Element of Pay	Description of Element
Base Salary	Annual fixed cash compensation established based on the scope of the responsibilities and individual experience of our named executive officers, taking into account competitive market compensation.

Annual Bonus	Annual cash bonuses to compensate named executive officers for achieving short-term financial and operational goals during the preceding fiscal year.

Long-Term Retention Plan Bonus (“LTRP”)
Long-term cash incentive paid over a six-year period through annual fixed payments as well as annual variable payments that depend on the value of our stock over the six-year period over which the bonus is paid.

Highlights of Our Executive Compensation Program in 2017

In making its compensation decisions for the 2017 performance year, the compensation committee recognized our company’s 2017 results and the contributions and accomplishments of the named executive officers to our continuing growth story. The following is a summary of the highlights of our 2017 executive compensation program:

●
Base salary represents a relatively small percentage of total direct compensation for our named executive officers, with a significant portion of our named executive officers’ compensation based on the company’s demonstrated performance. As illustrated below, 94.0% of our chief executive officer’s total target direct compensation for our 2017 fiscal year was performance based and 90.4% of our other named executive officers’ average total target direct compensation was performance based.

●
A significant portion of the compensation awarded under our 2017 executive compensation program is contingent upon both individual and company performance, in the case of our named executive officers. In 2017, subject to satisfaction of Minimum Eligibility Conditions (described under “2017 Annual Bonus and 2017 LTRP Bonus Performance Elements” below), the total amount of our chief executive officer’s annual bonus was based on pre-determined company performance criteria. For each of our other named executive officers, subject to satisfaction of the Minimum Eligibility Conditions, the cash award was partially based on pre-determined company performance criteria and partially based on qualitative assessment of individual performance.

●
The bonuses granted to our named executive officers under our 2017 LTRP are paid out over a period of six years and subject to forfeiture if a named executive officer retires, resigns or terminates his employment for any reason, or if a named executive officer takes certain specified actions that could adversely affect our business. In addition, similar to the annual bonus, the 2017 LTRP bonus is tied directly to the satisfaction of minimum performance objectives. In the event the minimum performance objectives are satisfied, approximately 50% of the cash payable under the 2017 LTRP will move in tandem with increases or decreases in our stock price during the six year period over which the bonus is paid.

●	We continue to provide no executive perquisites.

How Compensation Decisions are Made

Role of the Compensation Committee

Our compensation committee reviews and sets all compensation programs applicable to our executive officers and directors, our overall compensation strategy for all employees, and the specific compensation of our executive officers on an annual basis. In the course of this review, the compensation committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. Our compensation committee has, from time to time, engaged compensation consultants to assist the compensation committee in reviewing and developing recommendations related to fixed and performance-based to compensation for our named executive officers as well as the market terms for our LTRP agreements.

Role of Executive Officers and Consultants

While the compensation committee determines our overall compensation philosophy and sets the compensation of our executive officers, it looks to our chief executive officer and the senior vice president of human resources and the compensation consultants retained by the committee, if any, to work within the compensation philosophy to make recommendations to the compensation committee with respect to both overall guidelines and specific compensation decisions. Each of our chief executive officer and our vice president of human resources provides the board and the compensation committee with their perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions and recommends to the compensation committee specific salary amounts for executive officers, other than the chief executive officer, and recommendations on other compensation programs, which the compensation committee considers before making final compensation determinations. Our senior vice president of human resources works closely with the chairman of our compensation committee and attends certain compensation committee meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice.

The compensation committee establishes compensation levels for our chief executive officer on its own or in consultation with the compensation consultants it retains, if any, and our chief executive officer is not present during any of these discussions.
Competitive Considerations
To set total compensation guidelines, the compensation committee reviews market data of companies against which the compensation committee believes our company competes for executive talent. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain top-notch executive talent. To facilitate making external compensation comparisons, in late 2013, Mercer Consulting provided the compensation committee with competitive market data by analyzing proprietary third-party surveys and publicly-disclosed documents of companies in specified peer groups. When setting our named executive officers’ base salary and total annual compensation for 2017, the compensation committee members considered the peer group data that had been previously prepared by Mercer Consulting in 2013, as adjusted for inflation, and also utilized both anecdotal and specific information based on personal experience and industry contacts, particularly with respect to Latin America.
In addition, in 2017, the compensation committee reviewed updated data from the following peer group selected in 2013, which consisted of companies of similar size within our industry:

Factset	Expedia
Linkedin	Groupon
Red Hat	TripAdvisor
OpenTable	Netflix, Inc.
ValueClick	Homeaway
Shutterfly

In 2013, when deciding whether a company should be included in the peer group, in addition to industry, the committee considered the following screening criteria:
●	revenues;
●	earnings before interest, depreciation and amortization;
●	market capitalization; and
●	total assets.
The market positioning of our named executive officers is within band, based on the peer group data prepared by Mercer in late 2013, as adjusted for inflation.
Elements of Compensation
The following table summarizes the various elements of compensation paid to our named executive officers, in each of 2017, 2016 and 2015. Due to the SEC’s reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. However, we believe the following summary to be a more accurate reflection of the compensation actually paid in each of these years to our named executive officers.
Elements of Compensation Paid to Named Executive Officers in 2017, 2016 and 2015
(in U.S. dollars)	Year	Base Salary ($)(1)	Annual Bonus ($)(1)(*)	2009 LTRP (Cash) ($)(2)	2010 LTRP (Cash) ($)(2)	2011 LTRP (Cash) ($)(2)	2012 LTRP (Cash) ($)(2)	2013 LTRP (Cash ($)(2)	2014 LTRP (Cash) ($)(2)	2015 LTRP (Cash) ($)(2)	2016 L TRP (Cash) $(2)	2017 LTRP (Cash) $(2)	Total ($)(**)

Marcos Galperin President and CEO	2017	732,889	1,014,770	-	843,577	626,667	546,445	2,182,227	1,628,300	1,549,899	1,704,417	1,312,991	12,142,185
	2016	602,195	833,684	327,565	559,323	427,844	379,231	1,517,874	1,182,162	1,134,639	1,228,313	-	8,192,830
	2015	550,447	635,131	229,743	417,704	328,792	295,919	1,186,913	959,872	927,715	-	-	5,532,237
Pedro Arnt Executive VP and CFO	2017	270,037	311,581	-	26,388	303,226	264,409	411,021	306,689	291,922	321,026	247,301	2,753,600
	2016	228,077	253,606	49,135	17,496	207,021	183,499	285,890	222,659	213,708	231,352	-	1,892,445
	2015	266,808	307,855	34,461	13,066	159,093	143,186	223,554	180,791	174,734	-	-	1,503,550
Stelleo Tolda Executive VP and COO	2017	264,788	366,630	-	408,183	303,226	264,409	411,021	306,689	291,922	321,026	276,006	3,213,899
	2016	220,298	325,025	163,783	270,640	207,021	183,499	285,890	222,659	213,708	231,352	-	2,323,876
	2015	210,800	243,231	114,871	202,115	159,093	143,186	223,554	223,554	174,734	-	-	1, 695,140
Osvaldo Giménez Executive VP - Payments	2017	283,068	326,617	-	204,091	151,613	264,409	411,021	306,689	291,922	321,026	276,006	2,836,462
	2016	239,078	319,006	60,272	135,320	103,511	183,499	285,890	222,659	213,708	231,352	-	1,994,295
	2015	266,808	369,426	42,273	101,057	79,546	143,186	223,554	180,791	174,734	-	-	1,581,376
Daniel Rabinovich Executive VP and CTO	2017	270,037	311,581	-	26,388	48,194	105,060	411,021	306,689	390,967	429,945	331,207	2,631,090
	2016	228,077	253,606	49,135	17,496	32,903	72,912	285,890	222,659	286,217	309,846	-	1,758,742
	2015	266,808	307,855	34,461	13,066	25,286	56,894	223,554	180,791	234,019	-	-	1,342,734

(*)	Please note that the values above, have excluded any allowance.
(**)	The table above may not total due to rounding.
(1)
Base salaries and annual bonus paid in respect of fiscal year 2017 are paid in Argentine pesos except for Stelleo Tolda whose base salary and annual bonus are paid in Brazilian Reales but disclosed above in U.S. dollars in each case, at the average exchange rate for the year ended December 31, 2017.

(2)	For a description of our LTRPs, as defined below, see “—Elements of Compensation—Long-Term Retention Plans” and “—Prior Long-Term Retention Plans” below.
Base Salary
Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by the above peer companies for similar positions. Base salaries are reviewed at least annually for merit increases and cost of living adjustments, and adjusted from time to time to realign salaries with market levels based on the peer review and after taking into account individual responsibilities, performance and experience.
In reviewing base salaries for 2017, the compensation committee considered the comparative market data previously prepared by Mercer, as adjusted for inflation. The committee believes that each named executive officer’s salary level is appropriate in light of his roles and responsibilities within our company.
Annual Bonus
In addition to base salaries, each of our named executive officers is eligible to receive annual cash bonuses. The compensation committee uses annual cash bonuses to compensate named executive officers for achieving short-term financial and operational goals and, in the case of our named executive officers other than our president and chief executive officer, for achieving individual annual performance objectives during the preceding fiscal year. These objectives are generally established in the first half of the year and vary depending on the individual named executive officer, but relate generally to financial and operational targets as well as a cultural alignment assessment carried out by the chief executive officer for the rest of the named executive officers. If established objective thresholds for the annual performance period are not met, the executive does not receive a bonus under our annual cash bonus program for the year. After the end of each fiscal year, our actual performance is compared to the objectives established by our board of directors during the prior year to determine the annual cash bonus award payout.
For 2017, each named executive officer was eligible for a target annual bonus equal to 115.4 % of his annual base salary.
In 2017, subject to satisfaction of the Minimum Eligibility Conditions, 100 % of our chief executive officer’s annual bonus was based on the company performance criteria described below. For each of our other named executive officers, subject to satisfaction of the Minimum Eligibility Conditions, the award was partially based on such company performance criteria and partially based on the qualitative assessment of individual performance. For additional information regarding the calculation of the annual bonus of our named executive officers, see “—2017 Annual Bonus and 2017 LTRP Bonus Components” below.
A portion of each named executive officer’s annual bonus was based upon our company’s achievement of certain pre-determined goals for performance. For 2017, the compensation committee selected the following as the corporate performance (the “Consolidated Corporate Performance”) measures:
●
Net revenues minus bad debt (excluding Venezuela), defined as our net revenues for 2017, less the portion of our bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee, in each case, excluding Venezuela net revenues minus bad debt;

●
Venezuela net revenues minus bad debt, defined as the net revenues of our Venezuelan operations for 2017, less the portion of our Venezuelan operations’ bad debt that is uncollectible and after adjustments for unusual items as determined by the compensation committee;

●	Net income (excluding Venezuela), defined as our net income in 2017, excluding Venezuela net income, and after adjustments for unusual items as determined by the compensation committee;
●	Venezuela net income, defined as the net income of Venezuelan operations in 2017 and after adjustments for unusual items as determined by the compensation committee;

●
Competitive NPS, which stands for Net Promoter Score and is defined as a metric of our Marketplace customers’ satisfaction, calculated as the percentage of promoters (customers who would likely recommend MercadoLibre ) minus the percentage of detractors (customers who would not likely recommend MercadoLibre). This metric is measured by Ipsos, a global market research consultant, through anonymous surveys that compare MercadoLibre with its main e-commerce competitors in each country.

The Consolidated Corporate Performance measure is calculated as a weighted average of the financial metrics described above (as set forth below in “2017 Annual Bonus and 2017 LTRP Bonus Components”), which are converted from the local currency into to U.S. dollars at the previous year’s applicable exchange rate, in order to mitigate the impact of fluctuations in local currencies on the company’s operational performance.
For our named executive officers other than Mr. Gimenez, the quantitative portion of the award is equal to the Consolidated Corporate Performance measures. For Mr. Giménez the quantitative portion of the award is based 50% on Consolidated Corporate Performance and 50% based on certain MercadoPago operational performance measures. For Mr. Giménez, the objectives related to the 2017 operations of our MercadoPago business, are MercadoPago’s penetration, which is defined as the total payment volume (“TPV”) in the MercadoLibre e-commerce website in 2017 divided by the gross merchandise volume (“GMV”) in 2016, off-platform net revenues, which mainly includes revenues generated off MercadoLibre’s marketplace and financing revenues and off-platform TPV (collectively, the “MercadoPago Performance”). These are calculated using consolidated financial metrics which are converted from the local currency into U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.
The compensation committee believes these metrics are the strongest drivers of long-term stockholder value for our company. These elements each track off a target number and have a percentage weight, resulting in a total performance metric for each named executive officer. The compensation committee is given discretion to make adjustments to each element in order to reduce or eliminate the effect of unusual events and thus make better year-over-year performance comparisons. This process may involve subtracting or adding back both revenues and expenses from reported results to better reflect our core results. This policy also reflects the compensation committee’s inability to predict unusual events when performance targets are established early in the fiscal year. With respect to annual bonus determinations for our 2017 fiscal year, in early 2018, the compensation committee met with our Vice President of Human Resources to consider any appropriate adjustments. For 2017, the adjustments approved by our compensation committee consisted of excluding the effect of Venezuela’s deconsolidation and revising performance targets determined by mid-year forecast (which introduced changes to our growth and investment strategy).
Long-Term Retention Plans
2017 Long-Term Retention Plan
The compensation committee makes annual grants of long-term incentive to focus its executives on the company’s long-term goals, in particular its share growth. The 2017 LTRP is designed to assist us in the retention of key employees that have valuable industry experience and developed competencies. As the company achieves the Minimum Eligibility Conditions for 2017 (as described below), the named executive officer will, subject to his continued employment as of each applicable payment date, receive the target amount of his 2017 LTRP award, payable as follows:
●
the named executive officer will receive a cash payment equal to 16.66% of half of his or her 2017 LTRP bonus once a year for a period of six years (with the first payment occurring on or about March, 2018), (the “Annual Fixed Payment”); and

●
on each date our company pays the Annual Fixed Payment to the named executive officer, he or she will also receive a cash payment equal to the product of (i) 16.66 % of half of the applicable 2017 LTRP bonus and (ii) the quotient of (a) the Applicable Year Stock Price (as defined below) over (b) $164.17, the average closing price of our common stock on the NASDAQ during the final 60 trading days of 2016. For purposes of the 2017 LTRP, the “Applicable Year Stock Price” is the average closing price of our common stock on the NASDAQ during the final 60 trading days of the fiscal year preceding the fiscal year in which the applicable payment date occurs, for so long as our common stock is listed on the NASDAQ.

Under the 2017 LTRP, in the event of a participant’s termination of employment (i) by the Company without cause (which shall not include the participant’s death or disability) or (ii) due to the participant’s resignation for good reason, in each of (i) and (ii), within 120 days prior to a change in control or on or after a change in control, 100% of the 2017 LTRP award payments that remain to be paid as of the date of such termination will vest in full and will be payable within 15 days following such termination of employment. Notwithstanding the above, in the event of a participant’s death or disability, the compensation committee, in its discretion, may accelerate the vesting and payment of any portion of the 2017 LTRP that remains payable. The 2017 LTRP provides that good reason exists if, (a) a participant’s duties, functions or responsibilities are materially diminished, (b) a participant’s base salary or bonus opportunity is materially reduced or (c) a participant is required to relocate his principal office to a location that is more than fifty (50) miles from his then current principal office, and such circumstances remain uncured by us for thirty days. The 2017 LTRP generally defines a change in control as (a) any person acquiring beneficial ownership of at least 50% of the voting power of MercadoLibre, (b) a merger or consolidation of MercadoLibre which does not result in our stockholders continuing to hold more than 50% of the combined voting power of the surviving entity in the transaction or (c) a sale of all or substantially all of our assets
2017 LTRP Bonus

The following table sets forth the nominal target value of the 2017 LTRP bonus and the portion of the 2017 LTRP bonus paid out for 2017 for each named executive officer:
	Nominal Target Value of 2017 LTRP Bonus (1)	Portion of 2017 LTRP Bonus Paid Out in respect of 2017(1)
Marcos Galperin	$5,946,400	$1,312,991
Pedro Arnt	$1,120,000	$247,301
Stelleo Tolda	$1,250,000	$276,006
Osvaldo Giménez	$1,250,000	$276,006
Daniel Rabinovich	$1,500,000	$331,207

(1)
The maximum amount of each named executive officer’s 2017 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year. To the extent our stock price exceeds $270.84 for one or more applicable periods, the amount of the executive’s 2017 LTRP bonus will exceed 16% of the amount listed in the column above entitled “Nominal Target Value of Total 2017 LTRP Bonus.” To the extent our stock price is less than $270.84 for one or more applicable periods, the amount of the executive’s 2017 LTRP bonus will be less than 16% of the amount in the column above entitled “Nominal Target Value of Total 2017 LTRP Bonus.” Thus, total payments under the 2017 LTRP may be more or less than the target amount listed in the column above entitled “Nominal Target Value of Total 2017 LTRP Bonus.”

Weighting of 2017 Annual Bonus and 2017 LTRP Bonus Performance Measures
The following table describes the components of each named executive officer’s 2017 annual bonus and 2017 LTRP bonus and the percentage weight of each element:
	Marcos Galperin	Pedro Arnt	Stelleo Tolda	Osvaldo Giménez	Daniel Rabinovich
Consolidated Performance—Constant Dollars (1)
Net Revenues Minus Bad Debt (excluding Venezuela) (2)	57.0%	57.0%	57.0%	28.5%	57.0%
Net Revenues Minus Bad Debt (Venezuela) (2)	3.0%	3.0%	3.0%	1.5%	3.0%
Net Income (excluding Venezuela) (3)	28.5%	28.5%	28.5%	14.3%	28.5%
Net Income (Venezuela) (3)	1.5%	1.5%	1.5%	0.8%	1.5%
Competitive NPS (4)	10.0%	10.0%	10.0%	5.0%	10.0%
Weighted average	100.0%	100.0%	100.0%	50.0%	100.0%
Payments Performance
TPV On/GMVe (excluding Venezuela) (5)	—	—	—	24.5%	—
TPV On/GMVe (Venezuela) (5)	—	—	—	0.5%	—
Payments Net Revenues Minus Chargebacks (6) (1)	—	—	—	25.0%	—
Weighted average	—	—	—	50.0%	—
Overall Performance (7)	100.0%	100.0%	100.0%	50.0%	100.0%
Individual Performance Multiplier (8)
Above Expectations	1.2	1.2	1.2	1.2	1.2
Meet Expectations	1.0	1.0	1.0	1.0	1.0
Below Expectations	0.5	0.5	0.5	0.5	0.5

(1)
Constant Dollars: financial metrics translated to U.S. dollars at the previous year’s applicable exchange rate, which is intended to isolate the operational performance from fluctuations in local currencies.

(2)	Net Revenues Minus Bad Debt is defined as our net revenues, less bad debt charges and after adjustments for unusual items, if any, as determined by the compensation committee.
(3)	Net Income is defined as our net income after adjustments for unusual items, if any, as determined by the compensation committee.
(4)
Competitive NPS stands for Net Promoter Score and is a standard customer satisfaction metric, calculated as the percentage of promoters (customers likely to recommend MercadoLibre ) minus the percentage of detractors (customers not likely to recommend MercadoLibre). This metric is measured by Ipsos, a global market research consultant, through anonymous surveys that compare MercadoLibre with its main e-commerce competitors in each country.

(5)	TPV On/GMVe is defined as MercadoPago penetration in MercadoLibre measured as our TPV on the MercadoLibre e-commerce website in U.S. dollars divided by our GMV in U.S. dollars.
(6)
Payments Net Revenues Minus Chargebacks is defined as net revenues generated by our Financing and Off-platform transactions minus the chargebacks generated by credit and debit cards payments in Constant Dollars.

(7)
Overall Performance for our named executive officers other than Mr. Gimenez is equal to the Weighted Average for the Consolidated Performance—Constant Dollars. The Overall Performance for Mr. Gimenez is equal to the simple average between Weighted Average for the Consolidated Performance—Constant Dollars and Weighted Average for the Payments Performance.

(8)	Individual Performance Multiplier is set as a multiplier for the annual bonus for each executive officer based on the qualitative assessment of individual performance for the 2017 fiscal year.
 2017 Annual Bonus and 2017 LTRP Bonus Performance Elements
The following table sets forth the target award levels for the various performance metrics (the “Minimum Eligibility Conditions”) included in the company performance goals for 2017 and actual performance realized against those objectives:
Metrics (2)	2017 Actual (in MM)	2017 Objective (in MM)	% of Objective (1)
Consolidated Performance—Constant Dollars
Net Revenues Minus Bad Debt (excluding Venezuela)	1,315.2	1,290.7	101.9%
Net Revenues Minus Bad Debt (Venezuela)	262.3	131.7	110.0%
Net Income (excluding Venezuela)	113.6	113.0	100.5%
Net Income (Venezuela)	8.2	-1.1	110.0%
Competitive NPS	47.6%	55.8%	85.2%
Weighted average			100.2%
Payments Performance
TPV On/GMVe (excluding Venezuela)	89.3%	88.9%	100.4%
TPV On/GMVe (Venezuela)	20.5%	22.0%	93.4%
Payments Net Revenues Minus Charge backs	325.2	287.7	110.0%
Weighted average			105.2%
Overall Performance
Messrs. Galperin, Arnt, Tolda and Rabinovich			101.2%
Mr. Gimenez			103.7%
Individual Performance Multiplier
Messrs. Arnt, Gimenez and Rabinovich			1.0
Messrs. Galperin and Tolda			1.2

(1)	Percentage of objective cannot be higher than 110%.
(2)
As discussed above, the compensation committee approved, in connection with the 2017 LTRP and 2017 annual bonus determinations, adjustments excluding the effect of the company’s deconsolidation of its Venezuelan operation, which was effective as of December 1, 2017.

Other Compensation and Benefits

Prior Long-Term Retention Plans. Our prior LTRPs, like our 2017 LTRP, provide our named executive officers, along with other members of senior management, the opportunity to receive certain cash payments subject to achievement of the Minimum Eligibility Conditions. If the Minimum Eligibility Conditions are achieved, each named executive officer is generally eligible to receive a fixed payment, payable in equal annual installments over a 6-8 year period and a variable payment on the same payment schedule, whose amount fluctuates based on the ratio of our average stock price for a period of trading days over the average stock price for a period of trading days in the year the LTRP award was granted to the named executive officer.

Equity awards. In 2009, our board adopted and our stockholders approved the 2009 Equity Compensation Plan. As of December 31, 2017, we had approximately 232,825 shares of common stock available for issuance under the 2009 Equity Compensation Plan.

Other compensation and benefits. We maintain broad-based benefits that are provided to certain full-time employees, including our named executive officers, including health insurance, extra vacation days, mobile telephones, executive education sponsorship programs, parking spaces and subsidized English, Spanish and/or Portuguese lessons. We also provide life insurance policies for some of our employees in Brazil and Argentina, including our named executive officers. We do not sponsor or maintain any pension plans for any of our employees.

Employment agreements. We have entered into employment agreements with each named executive officer as described below under “Employment Agreements.” Certain named executive officers may also receive benefits in the event of a change in control of our company as described under “Potential Payments Upon Termination or Change in Control.”

Life insurance and retirement benefits. We provide life insurance policies for each named executive officer, except for Mr. Galperin and Mr. Tolda, providing for coverage of up to $750,000, with twice the level of coverage in the event of the named executive officer’s accidental death or disability. We also provide a retirement benefit for our named executive officers, except for Mr. Galperin and Mr. Tolda, which consists of monthly company contributions equal to 5% of the named executive officer’s base salary plus annual bonus and are credited with interest at a rate equal to 2-2.5%.

Compensation Committee Report
The compensation committee of the board has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the board of directors that it be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as incorporated by reference from this proxy statement.
April 25, 2018	COMPENSATION COMMITTEE
Meyer Malka (Chairman)
Emiliano Calemzuk
Mario Vazquez

Relationship of Compensation Practices to Risk Management
When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.
The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as discussed on page 15. The compensation committee has assessed our compensation policies and practices for our employees in 2017 and has concluded that these policies and practices ensure appropriate levels of risk-taking, while avoiding unnecessary risks that could have a material adverse effect on our company.
Summary Compensation Table
The following table sets forth compensation information for the years ended December 31, 2017, 2016 and 2015 for our named executive officers. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.
Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Marcos Galperin	2017	732,889	11,539,116	(3)	-		12,272,005
President and Chief	2016	602,195	8,190,567		-		8,792,762
Executive Officer	2015	550,447	6,077,255		-		6,627,702
Pedro Arnt	2017	270,037	2,455,112	(4)	11,839	(8)	2,736,988
Executive Vice	2016	228,077	1,725,434		-		1,953,511
President and Chief Financial Officer	2015	266,808	1,391,144		-		1,657,951
Stelleo Tolda	2017	264,788	2,919,653	(5)	-		3,184,441
Executive Vice	2016	220,298	2,100,575		-		2,320,873
President and Chief Operating Officer	2015	210,800	1,574,671		-		1,785,471
Osvaldo Giménez	2017	283,068	2,582,922	(6)	22,976	(9)	2,888,966
Executive Vice	2016	239,078	1,819,234		-		2,058,312
President—Payments	2015	266,808	1,841,825		-		2,108,633
Daniel Rabinovich	2017	270,037	2,512,760	(7)	19,389	(10)	2,802,186
Executive Vice	2016	228,077	1,803,559				2,031,636
President and Chief Technology Officer	2015	266,808	1,473,821				1,740,629

(1)
Base salaries are paid in Argentine pesos except for Stelleo Tolda whose base salary is paid in Brazilian Reales, but disclosed above in U.S. dollars, at the average exchange rate for the year in which the base salary was paid.

(2)	Bonuses are paid in Argentine pesos except for Stelleo Tolda whose annual bonus is paid in Brazilian Reales, but disclosed above in U.S. dollars at the applicable exchange rate as of the payment date.
(3)
Includes (i) an annual bonus of $1,014,770 paid in cash in the first half of 2018 based upon our chief executive officer’s 2017 performance goals, (ii) $2,973,200, which represents the entire fixed portion of the 2017 LTRP (of which $495,533 was paid in 2017) and a variable payment of $817,458 earned by our chief executive officer in 2017 under the 2017 LTRP, and (iii) $6,733,688 in variable payments made in 2017 under prior LTRPs.

(4)
Includes (i) an annual bonus of $311,581 paid in cash in the first half of 2018 based upon Mr. Arnt’s 2017 performance goals, (ii) $560,000, which respresents the entire fixed portion of the 2017 LTRP (of which $93,333 was paid in 2017) and a variable payment of $153,968 earned by Mr. Arnt in 2017 under the 2017 LTRP, and (iii) $1,429,563 in variable payments made in 2017 under prior LTRPs.

(5)
Includes (i) an annual bonus of $366,630 paid in cash in the first half of 2018 based upon Mr. Tolda’s 2017 performance goals, (ii) $625,000, which represents the entire fixed portion of the 2017 LTRP (of which $104,167 was paid in 2017) and a variable payment of $171,839 earned by Mr. Tolda in 2017 under the 2017 LTRP, and (iii) $1,756,185 in variable payments made in 2017 under prior LTRPs.

(6)
Includes (i) an annual bonus of $326,617 paid in cash in the first half of 2018 based upon Mr. Giménez’s 2017 performance goals, (ii) $625,000, which represents the entire fixed portion of the 2017 LTRP (of which $104,167 was paid in 2017) and a variable payment of $171,839 earned by Mr. Giménez in 2017 under the 2017 LTRP, and (iii) $1,459,466 in variable payments made in 2017 under prior LTRPs.

(7)
Includes (i) an annual bonus of $311,581 paid in cash in the first half of 2018 based upon Mr. Rabinovich’s 2017 performance goals, (ii) $750,000, which represents the entire fixed portion of the 2017 LTRP (of which $125,000 was paid in 2017) and a variable payment of $206,207 earned by Mr. Rabinovich’s in 2017 under the 2017 LTRP, and (iii) $1,244,972 in variable payments made in 2017 under prior LTRPs.

(8)	Amount consists of (i) our payment on behalf of Mr. Arnt of $10,212 in life insurance premiums and (ii) our contributions of $1,627 under the retirement benefit provided to Mr. Arnt.
(9)	Amount consists of (i) our payment on behalf of Mr. Gimenez of $11,436 in life insurance premiums and (ii) our contributions of $11,540 under the retirement benefit provided to Mr. Gimenez.
(10)	Amount consists of (i) our payment on behalf of Mr. Rabinovich of $8,376 in life insurance premiums and (ii) our contributions of $11,013 under the retirement benefit provided to Mr. Rabinovich.
 Grants of Plan-Based Awards for 2017
The table below summarizes plan-based awards granted to our named executive officers in 2017.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)		Target ($)			Maximum ($)
Marcos Galperin	April 3, 2017 April 3, 2017	507,385	(2)	676,513 5,946,400	(2) (3)	(4)	845,642	(2)
Pedro Arnt	April 3, 2017 April 3, 2017	186,949	(2)	249,265 1,120,000	(2) (3)	(4)	311,581	(2)
Stelleo Tolda	April 3, 2017 April 3, 2017	183,315	(2)	244,420 1,250,000	(2) (3)	(4)	305,525	(2)
Osvaldo Giménez	April 3, 2017 April 3, 2017	195,970	(2)	261,294 1,250,000	(2) (3)	(4)	326,617	(2)
Daniel Rabinovich	April 3, 2017 April 3, 2017	186,949	(2)	249,265 1,500,000	(2) (3)	(4)	311,581	(2)

(1)	Represents estimated future payouts under our 2017 LTRP and 2017 annual bonus.
(2)
The amount set forth reflects the annual discretionary cash bonus amounts that potentially could have been earned during 2017 based upon the executive’s performance goals. The actual discretionary cash bonuses earned in 2017 by our named executive officers have been determined and were paid in the first quarter of 2018. The amounts paid are included in the 2017 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	See “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Retention Plans – 2017 Long-Term Retention Plan” for information regarding the terms of the 2017 LTRP bonus.
(4)	The maximum amount of each named executive officer’s 2017 LTRP bonus will depend on our stock price for the last 60-trading days of the applicable fiscal year.
We have entered into employment agreements and indemnification agreements with each of our named executive officers. For a detailed description, see “Employment Agreements” and “Certain Relationships and Related Transactions—Indemnification Agreements” below.
Option Exercises and Stock Vested

Our named executive officers do not hold any outstanding equity awards in the company.
Pension Benefits
We do not have any plan that provides for payments or other benefits at, following, or in connection with the retirement of any of our employees. However, as required by law in certain countries where we operate, we deduct a percentage of each employee’s salary, including our named executive officers, and remit it to governmental social security agencies or private pension fund administrators, depending on the regulatory regime established in each country.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Employment Agreements
We have previously entered into employment agreements with each of our named executive officers. The term of each of these employment agreements is for an undetermined period.
Each named executive officer that is party to an employment agreement is entitled to receive the base salary set forth in such named executive officer’s employment agreement, subject to the raises that we have provided to those named executive officers throughout the terms of their employment. In addition to base salary, the named executive officers may receive bonus compensation as we, in our sole discretion, elect to pay them in accordance with the bonus plan policy. The named executive officers are also entitled to reimbursement for reasonable out-of-pocket expenses that they incur on our behalf in the performance of their duties as named executive officers.
The employment agreements provide that, during a named executive officer’s employment and for so long afterwards as any pertinent information remains confidential, such named executive officer will not use or disclose any confidential information that we use, develop or obtain. The agreements provide that all work product relating to our business belongs to us or our subsidiaries, and the named executive officer will promptly disclose such work product to us and provide reasonable assistance in connection with the defense of such work product.
The agreements also provide that, during a named executive officer’s employment, and for a period of one year after the end of the named executive officer’s employment in the event of termination without “just cause,” and two years in the event of resignation or termination for “just cause” (the “non-competition period”), the named executive officer will not (1) compete directly or indirectly with us, (2) induce our or our subsidiaries’ employees to terminate their employment with us or to engage in any competitive business or (3) solicit or do business with any of our present, past or prospective customers or the customers of our subsidiaries.
Potential Payments Upon Termination or Change in Control
We may terminate a named executive officer’s employment in the event that we determine, in our sole discretion, that there is “just cause” (as defined below). If we terminate a named executive officer’s employment for “just cause,” such named executive officer will not be entitled to receive any severance benefits, except for severance obligations mandated under the laws of the country where the named executive officer resides. If we terminate the named executive officer’s employment without “just cause,” such named executive officer shall be entitled to a severance payment in an amount equal to the greater of (x) one year’s gross base salary or (y) the severance obligations mandated under the laws of the country where the named executive officer resides.
“Just cause” means and includes (1) the commission by the executive officer of any gross misconduct or any offense serious enough for the relationship to become impossible to continue, including without limitation, the executive officer’s willful and continuing disregard of the lawful written instructions of our board or such executive officer’s superiors, (2) any action or any omission by the executive officer, resulting in such executive officer’s breach of his duty of loyalty or any act of self-dealing, (3) any material breach by the executive officer of his duties and obligations under the employment agreement as decided by our board and (4) the executive officer’s conviction, in our board of director’s sole discretion, of any serious crime or offense for violating any law (including, without limitation, theft, fraud, paying directly or indirectly bribes or kick-backs to government officials, the crimes set forth in the U.S. Foreign Corrupt Practices Act of 1977 or the foreign equivalent thereof and the executive officer’s embezzlement of funds of our company or any of our affiliates).
In September of 2001, we implemented the 2001 Management Incentive Bonus Plan (the “Incentive Plan”). As established in the Incentive Plan, our chief executive officer established which officers would be eligible for the Incentive Plan. Pursuant to the Incentive Plan, in the event we are sold, the eligible officers, as a group, are entitled to receive a “sale bonus” and a “stay bonus.” If the purchase price is equal to or greater than $20,000,000 then the eligible officers as a group are entitled to receive (1) a sale bonus equal to 5.5% of the purchase price and (2) a stay bonus equal to 7.1% of the purchase price, subject in both cases to a maximum combined cap of $78,335,000. If the purchase price is less than $20,000,000, then the eligible officers, as a group, are entitled to receive the “stay bonus” only. The bonuses are divided between the eligible officers, including our named executive officers and others, according to the participation percentages established by our chief executive officer, in accordance with the Incentive Plan.
For additional information regarding potential payments under our LTRPs in the event of a termination of employment, see “—Elements of Compensation—Long-Term Retention Plan—2017 Long-Term Retention Plan” and “—Prior Long-Term Retention Plans”

The following tables represent the payments due to each named executive officer in the event of (i) his termination without just cause or (ii) a change in control (as defined under the 2017 LTRP) or (iii) his termination without Cause or resignation for Good Reason (each as defined under the 2017 LTRP) within 120 days prior to or on or after a change in control, assuming such event occurred on December 31, 2017.
Payments Due Upon Termination Without Cause (1)
Name	Salary	Total
	$	$
Marcos Galperin	1,078,822	1,078,822
Pedro Arnt	401,351	401,351
Stelleo Tolda	356,141	356,141
Osvaldo Giménez	420,719	420,719
Daniel Rabinovich	401,351	401,351

(1)	Represents severance payable to the named executive officer as required under local law.
Payment Upon a Change in Control (1)
Name	Non-Equity Incentive Plan Compensation (2)
($)
Marcos Galperin	12,595,354
Pedro Arnt	2,626,409
Stelleo Tolda	2,698,170
Osvaldo Giménez	2,622,364
Daniel Rabinovich	2,915,715
(1)
Excludes any sale or stay bonuses payable under the Incentive Plan upon a sale of our company, which bonus amounts are based on the purchased price in the event of a sale. See “—Potential Payments Upon Termination or Change in Control” for more information.

(2)
Represents 50% of the outstanding awards held by the named executive officers under the LTRPs. All outstanding awards payable in this case are based on the average closing price of our common stock during the final 60 trading days of 2017.

Payments Due Upon Termination without Cause or Resignation with Good Reason In Connection with a Change In Control (1)
Name	Salary (3)	Non-Equity Incentive Plan Compensation (2)	Total
	$	($)	($)
Marcos Galperin	1,078,822	25,190,708	26,269,530
Pedro Arnt	401,351	5,252,818	5,654,169
Stelleo Tolda	356,141	5,396,341	5,752,481
Osvaldo Giménez	420,719	5,244,727	5,665,446
Daniel Rabinovich	401,351	5,831,429	6,232,780

(1)
Excludes any sale or stay bonuses payable under the Incentive Plan upon a sale of our company, which bonus amounts are based on the purchased price in the event of a sale. See “—Potential Payments Upon Termination or Change in Control” for more information.

(2)
Represents 100% of all outstanding awards held by the named executive officers under the LTRPs. All outstanding awards payable in this case are based on the average closing price of our common stock during the final 60 trading days of 2017 and are payable in accordance with the ordinary payroll schedule or within 4 business days post termination.

(3)	Represents severance payable to the named executive officer as required by local law solely in the event of a termination without Cause.
Potential Payments Upon Death, Disability or Retirement
Under the terms of the life insurance policies provided to our named executive officers, other than Mr. Galperin and Mr. Tolda, in the event of the executive’s death (by natural causes) or disability, the executive or his or her beneficiary, as applicable, would be entitled to receive $750,000 in proceeds from the third-party issuer of the policy. If the named executive officer dies in an accident, his or her beneficiary would be entitled to receive $1,500,000, payable by the third-party issuer of the policy.
Under the terms of the retirement benefit provided to our named executive officers, except for Mr. Tolda and Mr. Galperin, in the event of their retirement, the named executive officer would be eligible to receive the amount accumulated with respect to the retirement benefit as of the date of retirement. Assuming the named executive officers who are eligible for the retirement benefit retired as of the last business day of 2017, the estimated amount of the benefits each named executive officer would receive under the terms of the retirement benefit are $1,627 for Mr. Arnt, $11,540 for Mr. Gimenez and $11,013 for Mr. Rabinovich.

Pay Ratio Disclosure
As required by Section 953(b) of the Financial Reform Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees, other than Mr. Galperin, to the annual total compensation of Mr. Galperin, our chief executive officer. We identified the median employee by examining the 2017 annual total compensation, consisting of base salary, annual bonus and LTRPs, if applicable, for all individuals, excluding Mr. Galperin, who were employed by us on December 31, 2017.
For 2017,
●	The annual total compensation of our median employee was $23,746; and
●	The annual total compensation of our chief executive officer for purposes of determining the pay ratio was $ 12,272,005.
Based on this information, for 2017, the ratio of the annual total compensation of our chief executive officer, to the annual total compensation of our median employee was estimated to be 517 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC regulations and guidance based on our payroll and employment records. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Supplemental Ratio

We have calculated a supplemental ratio with the following differences from the aforementioned CEO pay ratio (which was calculated in accordance with the SEC’s rules):

The amount of LTRP bonus to be paid is subject to the price of our common stock on the NASDAQ, which can result in significant variability in payout year over year. For purposes of the supplemental ratio, we have calculated the annual total compensation of our chief executive officer for 2017 using the target value of his 2017 LTRP award, which mitigates the effect of fluctuations in the price of our common stock.

In addition, for purposes of the supplemental ratio, in identifying our median employee for the purpose of calculating that employee’s annual total compensation, we excluded all of our customer service representatives, whose responsibilities could be outsourced.

After making the above adjustments, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is estimated to be 230 to 1.

In addition, below is a chart comparing the most recent monthly minimum wage for a full-time employee in the main Latin American countries in which we operate, as reported by Mercer Human Resources, to an estimate of the current monthly minimum wage for a full-time employee in California.

MercadoLibre main locations	Monthly minimum wage in USD
Brazil	283
Argentina	509
Mexico	122
Colombia	247
Chile	439

U.S. (California state)	1848

The monthly minimum wage of a full-time employee in the main Latin American countries in which we operate, which is substantially lower than the estimate of the monthly minimum wage for a full-time employee located in California, may be useful to consider when comparing our CEO pay ratio with that of public companies whose workforce is predominantly located in the United States.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) provides our stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement.
As described in detail under “Executive Compensation,” our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our board believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our named executive officers with those of our stockholders by:
●	Having a significant portion of the compensation awarded under our 2017 executive compensation program be contingent upon company performance;
●	Having base salary represent a relatively small percentage of total direct compensation for our named executive officers; and
●	Having components of our compensation, such as the LTRP, tied to drivers of stockholder value over the long-term.
See the information set forth under “Executive Compensation” for more information on these elements of our executive compensation program.
For these reasons, our board strongly endorses our company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the MercadoLibre, Inc. Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure.”
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2017, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2017, Messrs. Malka (Chairman) and Calemzuk, and Vazquez served as members of our compensation committee. None of the current members of our compensation committee has ever been an officer or employee of our company or our subsidiaries or had any relationship with us requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2017, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our board. All members of our compensation committee are independent in accordance with the applicable rules of NASDAQ and our corporate governance guidelines.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the fullest extent permitted by Delaware law.
Review, Approval or Ratification of Transactions with Related Parties
The board has delegated to the audit committee the responsibility to review and approve all transactions or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a “related person” (as defined in Item 404 of Regulation S-K) has a direct or indirect material interest. Transactions that fall within this definition will be referred to the audit committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of our company.

AUDIT COMMITTEE REPORT
Pursuant to SEC rules for proxy statements, the audit committee of our board has prepared the following Audit Committee Report. The audit committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the audit committee.
The audit committee of our board is composed of Mario Vázquez (Chairman), Meyer Malka and Susan Segal, all of whom are independent under the Listing Rules of NASDAQ and the rules and regulations of the SEC applicable to audit committees. The audit committee operates under a charter, which is posted on our investor relations website at http://investor.mercadolibre.com and annually reviewed by the board. This charter specifies the scope of the audit committee’s responsibilities and the manner in which it carries out those responsibilities.
The audit committee members are not professional accountants or auditors. Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
The audit committee also has discussed with Deloitte & Co S.A. the matters required to be discussed by the PCAOB Auditing Standard 1301, “Communications with Audit Committees,” as amended.
The audit committee has received the written disclosures and the letter from Deloitte & Co S.A. required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Co S.A.’s communications with the audit committee concerning independence and has discussed with Deloitte & Co S.A. its independence.
Based on the audit committee’s review and discussions with management and Deloitte & Co S.A. described above, the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
The foregoing report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.
AUDIT COMMITTEE

April 26, 2018	Mario Vázquez, Chairman
Meyer Malka
Susan Segal

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Co. S.A. (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and stockholders are being asked to ratify the selection at the 2018 Annual Meeting. Representatives of Deloitte will not be present at the 2018 Annual Meeting in person. However, representatives will be present telephonically and will have the opportunity to make a statement and respond to appropriate questions.
Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select Deloitte as our independent registered public accounting firm, we believe ratification to be desirable. Accordingly, our stockholders are being requested to ratify, confirm and approve the selection of Deloitte as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for the year ending December 31, 2018. If the stockholders do not ratify the selection of Deloitte, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select Deloitte notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Deloitte is ratified, the audit committee will continue to conduct an ongoing review of Deloitte’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte at any time.
The audit committee considers Deloitte to be qualified to deliver independent auditing services to our company due to, among other things, their depth of experience, breadth of reserves, commitment to provide exceptional service, ability to handle transactional matters and location of key personnel.
Deloitte has served as our independent registered public accounting firm since 2010.
Audit and Non-Audit Fees
The following is a description of the fees billed to us by Deloitte for the years ended December 31, 2017 and 2016:
	2017	2016
Audit Fees	$1,577,210	$1,319,443
Audit-Related Fees	$80,647	$327,531
Tax Fees	$56,125	$113,517
All Other Fees	$36,344	—
Total	$1,750,326	$1,760,491

Audit Fees
Audit fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year in connection with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements and the review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by Deloitte during the applicable fiscal year that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include consents related to SEC registration statements and certain reports relating to our regulatory filings.
Audit-Related Fees
Audit-related fees represent the aggregate fees billed to us by Deloitte during the applicable fiscal year for assurance and related services reasonably related to the performance of the audit of our annual financial statements for those years.
Tax Fees
Tax fees represent the aggregate fees billed to us by Deloitte during 2017 and 2016 for tax compliance, tax planning and tax advice.
All Other Fees
All other fees represent the aggregate fees billed to us by Deloitte for those permissible non-audit services that the audit committee believes are routine and recurring and would not impair the independence of the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence.
Audit Committee Pre-Approval Policy
The audit committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the audit committee. These services may include audit services and permissible audit-related services, tax services and other services. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the audit committee for a particular service or category of services require separate and specific pre-approval by the audit committee prior to the performance of services. For each fiscal year, the audit committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The audit committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the audit committee will consider whether such services are consistent with the SEC rules on auditor independence.

All of the fees paid to Deloitte during the years ended December 31, 2017 and 2016 described above were pre-approved by the audit committee in accordance with the audit committee pre-approval policy and before Deloitte was engaged for the particular service.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HEADQUARTERS INFORMATION
Our headquarters are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG and the telephone number at that location is 011-54-11-4640-8000.
OTHER MATTERS
As of the date of this proxy statement, our board does not know of any matters to be presented at the 2018 Annual Meeting other than those specifically set forth in the Notice of 2018 Annual Meeting of Stockholders and this proxy statement. If other proper matters, however, should come before the 2018 Annual Meeting or any adjournment thereof, the proxies named in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.
STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
A stockholder may present proper proposals for inclusion in our proxy statement and for consideration at the 2019 Annual Meeting of Stockholders by submitting their proposals in writing to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 31, 2018; provided, however, that in the event that we hold our 2019 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2018 Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
MercadoLibre, Inc.
Attn: Corporate Secretary
Arias 3751, 7th Floor
Buenos Aires, Argentina, C1430CRG
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders or nominate persons for election to our board at our annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting (or any supplement thereto) given by or at the direction of the chairman of the board or our board of directors, (2) otherwise properly brought before the meeting by the chairperson or by or at the direction of a majority of our board of directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.
To be timely, our Corporate Secretary must receive the written notice at our principal executive offices not earlier than 90 days and not later than 60 days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (i.e. between January 30, 2019 and March 1, 2019 for our 2019 Annual Meeting of Stockholders). However, in the event that the date of the 2019 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2018 Annual Meeting, in order to be timely, a proposal or nomination by the stockholder must be delivered not later than the later of (i) 90 days before the 2019 Annual Meeting of Stockholders or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our bylaws. If a stockholder fails to meet the deadlines in Rule 14a-8 and our bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal. Our bylaws were filed with the SEC as an exhibit to our registration statement on Form S-1 on May 11, 2007, which can be viewed by visiting our investor relations website at http://investor.mercadolibre.com and may also be obtained by writing to our Corporate Secretary at our principal executive office (Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG).
By order of the board of directors,
Marcos Galperin
Chairman of the Board, President and Chief
Executive Officer

April 30, 2018
Buenos Aires, Argentina

MERCADOLIBRE, INC. ARIAS 3751 7TH FLOOR BUENOS AIRES C1430 CRG ARGENTINA VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/MELI2018  You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E47826-Z72612 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  MERCADOLIBRE, INC.The Board of Directors recommends you vote FOR the following Class II director nominees named below:1 Election of Directors Nominees: 1) Nicolás Galperin 2) Meyer Malka 3) Javier Olivan For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. !!! The Board of Directors recommends you vote FOR proposals 2 and 3. 2 To approve, on an advisory basis, the compensation of our named executive officers. 3 Ratification of the appointment of Deloitte & Co. S.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2018. For  Against  Abstain!!!!!! NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The 2017 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E47827-Z72612 MERCADOLIBRE, INC. Annual Meeting of Stockholders June 15, 2018 12:00 p.m. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marcos Galperin, Pedro Arnt and Jacobo Cohen Imach, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERCADOLIBRE, INC. that the stockholder(s) is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 12:00 p.m. on June 15, 2018 and can be accessed by visiting www.virtualshareholdermeeting.com/MELI2018 and any adjournment or postponement thereof.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING. Continued and to be signed on revers